EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements No. 333-43369, No. 333-43371, No. 333-37331, No. 333-09447, No. 33-31538, No. 33-43210, No. 33-43211, No. 33-50465, No. 33-50467, No. 33-56219, No. 333-49722, No. 333-70280, No. 333-102041, No. 333-114767, No. 333-166426 and No. 333-195731 on Form S-8, and Registration Statement No. 333-216182 on Form S-3 of The New York Times Company of our reports dated February 26, 2019 with respect to the consolidated financial statements and schedule of The New York Times Company and the effectiveness of internal control over financial reporting of The New York Times Company, included in this Annual Report (Form 10-K) for the fiscal year ended December 30, 2018.

/s/ Ernst & Young LLP
New York, New York
February 26, 2019